Exhibit 99.1

FOR IMMEDIATE RELEASE

Broadwind Energy Announces Reverse Stock Split to Maintain NASDAQ Listing

Common stock will begin trading on split-adjusted basis on August 23, 2012

NAPERVILLE, Ill., August 22, 2012 — Broadwind Energy, Inc. (NASDAQ: BWEN) announced today that it intends to effect a reverse split of its common stock at a ratio of 1 post-split share for  every 10 pre-split shares. The reverse stock split will become effective at 11:59 p.m. ET on Wednesday, August 22, 2012. Broadwind’s common stock will continue to be traded on the NASDAQ Capital Market under the symbol “BWEN” and will begin trading on a split-adjusted basis when the market opens on Thursday, August 23, 2012. At an annual meeting of stockholders held on May 4, 2012, Broadwind’s stockholders granted the Board of Directors the discretion to effect a reverse stock split of Broadwind’s common stock through an amendment to its Certificate of Incorporation at a ratio of not less than 1-for-5 and not more than 1-for-10.

At the effective time of the reverse stock split, every ten shares of Broadwind’s issued and outstanding common stock will be converted automatically into one issued and outstanding share of common stock without any change in the par value per share. The reverse stock split will reduce the number of shares of Broadwind’s common stock outstanding from approximately 141 million shares to approximately 14 million shares. Proportional adjustments will be made to the number of shares of Broadwind’s common stock issuable upon exercise or conversion of Broadwind’s outstanding equity awards, as well as the applicable exercise price.  Broadwind’s authorized shares of common stock will be reduced from 300 million to 30 million.

Peter C. Duprey, president and chief executive officer, stated, “We are effecting this reverse stock split to raise Broadwind’s common stock price in order to regain compliance with the NASDAQ Capital Market’s $1.00 per share minimum bid continued listing requirement. As our past few quarters’ results demonstrate, the three-prong strategic transformation that we put in place last year is progressing well. We are reducing our manufacturing footprint and our cost base, have shifted our capacity and our marketing focus to non-wind sectors, and are working to improve our financial flexibility. As a result, our Gearing business has decisively turned the corner to increasing profitability, our Services is approaching breakeven, our non-wind Weldments business is growing well, and we have strengthened our competitive position in Towers as supply starts to come into better balance with global demand. Over the next few quarters, we expect the benefits of our strategy to increasingly accrue to our financial results as we complete our transformation and establish sustainable profitable growth.”

Information for Broadwind Energy Stockholders

Upon execution of the reverse split, Broadwind stockholders will receive one new share of Broadwind common stock for every ten shares held. Record holders of Broadwind common stock will receive a letter of transmittal shortly after the effective date with instructions for the exchange of existing stock certificates for book-entry shares representing the post-reverse split shares. Wells Fargo Shareowner Services, the transfer agent for Broadwind common stock, will act as the exchange agent, and can be contacted at (877)-536-3552. Broadwind will not issue fractional shares as a result of the reverse stock split. Instead, Wells Fargo will aggregate all fractional shares and arrange for them to be sold as soon as practicable after the effective time of the reverse split at the then prevailing prices on the NASDAQ Capital Market. After such sale and, in the case of holders of certificated common stock, upon the surrender of the stock certificates representing such shares, Wells Fargo will pay to each holder of record its pro rata share of the net proceeds derived from the sale of the fractional interest to which they would otherwise be entitled.

For more information on the reverse stock split, please refer to Broadwind’s proxy materials for its most recently held annual meeting of stockholders which can be accessed through the investor portion of Broadwind’s website at http://www.bwen.com.

About Broadwind Energy, Inc.

Broadwind Energy (NASDAQ: BWEN) applies decades of deep industrial expertise to innovate integrated solutions for customers in the energy and infrastructure markets. From gears and gearing systems for wind, oil and gas and mining applications to wind towers, to comprehensive remanufacturing of gearboxes and blades, to operations and maintenance services, and weldments, we have solutions for the energy needs of the future. With facilities throughout the U.S., Broadwind Energy’s talented team of 800 employees is committed to helping customers maximize performance of their investments—quicker, easier and smarter.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995—that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. The Company’s forward looking statements may include or relate to the Company’s compliance with the listing requirements of the Nasdaq Capital Market, including the minimum bid price rule; the Company’s plans to grow its business and its expectations regarding the execution of its strategic transformation and its operations, revenue growth, profitability and the business of its customers; the Company’s expectations regarding its plan to restructure its operations by consolidating its operations; the Company’s execution of its tower production schedule and the effect of such production on the Company’s inventory and working capital levels as well as the sufficiency of the Company’s working capital; the Company’s expectations regarding the state of the wind energy market, and the regulatory frameworks affecting the wind energy industry, as well as the Company’s expectations relating to the economic downturn and the potential impact on its business and the business of its customers. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by this cautionary statement.

CONTACT: John Segvich, 630.995.7137, john.segvich@bwen.com